FOR IMMEDIATE RELEASE


Garan, Incorporated To Be Acquired by Berkshire Hathaway Inc. for $60.00 Per
Share

New York, NY and Omaha, NE (July 2, 2002) Garan, Incorporated (AMEX: GAN) and Berkshire Hathaway Inc. (NYSE: BRK.A; BRK.B) announced today that they have approved and entered into a definitive Merger Agreement. Under the terms of the Merger Agreement, Garan's stockholders will receive $60.00 per share in cash.

Upon successful consummation of the transaction, Garan will become a wholly owned subsidiary of Berkshire Hathaway and will continue to be headquartered in New York, New York. Garan's management team will remain in place following the merger.

The Board of Directors of Garan has unanimously approved the Merger Agreement. In addition, Seymour Lichtenstein, Chief Executive Officer of Garan, and other Garan executives owning in the aggregate approximately 20% of Garan's common stock, have agreed to vote their shares in favor of the merger.

Mr. Lichtenstein stated, "We believe that this is a terrific transaction, not only for our stockholders but also for our employees and customers, who will benefit from a seamless transition to new ownership. I would like to recognize all those individuals who have helped to build our company over the past 61 years. It is indeed a credit to their efforts that Warren Buffett and Berkshire Hathaway have chosen to make this investment. We look forward to Garan's continued success under our new ownership."

Warren Buffett, Chairman of Berkshire Hathaway, said, "Garan is a wonderful business with an outstanding management team. It will be a great addition to the Berkshire Hathaway group of businesses."

The merger is subject to the approval of Garan's stockholders as well as other customary closing conditions. Goldman, Sachs & Co. is serving as Garan's financial advisor.

Garan also announced that its board of directors had declared a regular quarterly dividend of $0.25, payable on July 31 to record holders on July 24 with respect to the quarter ended June 30, 2002. The transaction is expected to close in the third quarter of 2002.

Garan is a leading manufacturer of children's, women's, and men's apparel bearing the private labels of its customers as well as various of its own trademarks, including GARANIMALS.

Berkshire Hathaway is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries.

Garan will publicly file a Form 8-K with the SEC containing the terms of the definitive Merger Agreement and the Stockholders Agreement. Garan stockholders are advised to read the proxy statement regarding the acquisition of Garan referenced in this news release, which will be filed by Garan with the SEC. The proxy statement will contain important information which should be read carefully before any decision is made with respect to this merger. These documents will be made available to all stockholders of Garan at no expense to them. These documents also will be available at no charge at the SEC's web site, www.sec.gov.

Garan and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Garan's stockholders in favor of the merger. These directors and executive officers include Stephen
J. Donohue, Rodney Faver, Jerald Kamiel, Richard A. Lichtenstein, Seymour Lichtenstein, Frank Martucci, Perry Mullen, Marvin S. Robinson, Alexander J. Sistarenik and William J. Wilson. Collectively, as of January 24, 2002, the directors and executive officers of Garan may be deemed to beneficially own approximately 23.7% of the outstanding shares of Garan's common stock. Stockholders of Garan may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.

This press release contains forward-looking statements with respect to management's beliefs about the financial condition, results of operations and businesses of Garan and Berkshire Hathaway in the future. These statements involve risks and uncertainties. The actual outcome could differ materially from that contemplated by such statements. Factors that could cause or contribute to such differences could include, but are not limited to: the degree of continued market acceptance of Garan's products, competition, Garan's relationship with its principal customer, the consistent availability of raw materials, risks associated with Garan's Central American operations, failure of the requisite stockholders to approve the merger, and merger-related costs and expenses. These as well as other factors which could affect Garan's business are discussed under the caption "Risk Factors" and elsewhere in Garan's Annual Report on Form 10-K/A for the fiscal year ended September 30, 2001 on file with the SEC. Neither Berkshire Hathaway nor Garan undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
For Garan: William J. Wilson          For Berkshire Hathaway: Marc D. Hamburg
           212-563-2000                                       402-346-1400